Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

LTC Properties, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share(1)	Other(2)	(3)	(3)	(3)	(2)	(2)
	Equity	Preferred Stock, par value $0.01 per share(1)	Other(2)	(3)	(3)	(3)	(2)	(2)
	Other	Warrants(1)	Other(2)	(3)	(3)	(3)	(2)	(2)
	Debt	Debt Securities(1)	Other(2)	(3)	(3)	(3)	(2)	(2)
	Other	Depositary Shares(1)(4)	Other(2)	(3)	(3)	(3)	(2)	(2)
	Other	Units(1)	Other(2)	(3)	(3)	(3)	(2)	(2)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A

(1)	Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)	The registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all of the registration fee. In connection with the securities offered hereby, the Registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.

(3)	The amount registered, the proposed maximum offering price per unit and the proposed maximum aggregate offering price are not specified as to each class of securities being registered pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933. The securities covered by this registration statement may be sold or otherwise distributed separately or together with any other securities covered by this registration statement. The amount registered also includes such indeterminate principal amount, liquidation amount or number of identified classes of securities as may be issued upon conversion or exchange of any securities included in this registration statement that provide for conversion or exchange into other securities.

(4)	Represents depositary shares, evidenced by depositary receipts, issued pursuant to a deposit agreement. In the event the registrant issues fractional interests in shares of the preferred stock registered hereunder, depositary receipts will be distributed to purchasers of such fractional interests, and such shares of preferred stock will be issued to a depositary under the terms of a deposit agreement.